As filed with the Securities and Exchange Commission on October 1, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

under

the Securities Act of 1933

TURNONGREEN, INC.

(Exact name of registrant as specified in its charter)

NEVADA	90-1104713
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2030 Ringwood Ave.

San Jose, CA 95131

(510) 657-2635

(Address, including zip code, and telephone
number, including area code, of registrant’s
principal executive offices)

TURNONGREEN, INC. 2026 STOCK INCENTIVE PLAN

(Full title of the plan)

Amos Kohn Chief Executive Officer

TurnOnGreen, Inc.

2030 Ringwood Ave.

San Jose, CA 95131

(510) 657-2635 (telephone)

(Name, address, including zip code, and

telephone number, including area code, of agent for service)

Copy to:

C. Parkinson Lloyd, Esq.
Kirton McConkie, PC

50 E. South Temple,
Suite 400 Salt Lake
City, UT 84111 (801)
328-3600 (telephone)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On September 18, 2026, at the Annual Meeting of Shareholders of the Registrant, the Registrant’s shareholders approved the TurnOnGreen, Inc. Stock Incentive Plan (the “2026 Plan”). The 2026 Plan provides, among other things, that the number of shares of the Registrant’s Common Stock reserved for issuance under the 2026 Plan (subject to adjustment for certain changes in the Registrant’s capitalization) is 200,000,000 newly reserved shares of Common Stock. Pursuant to Rule 416 under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2026 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants of the 2026 Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed or to be filed by the Registrant with the SEC are hereby incorporated by reference in this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026.
2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 13, 2026, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 13, 2026.
3.	The Registrant’s Report on Form 8-K filed with the SEC on September 21, 2026.
4.	The Registrant’s Current Report on Form 8-K filed with the SEC on September 29, 2026.
5.	A description of the Registrant’s $0.001 par value Common Stock being registered hereunder is contained in the section entitled “Description of TurnOnGreen Capital Stock – TurnOnGreen Common Stock” in the Registrant’s Registration Statement on Form S-1 (File No. 333-292173) filed with the SEC on December 16, 2025, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part of this Registration Statement from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Nevada corporation. Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation.

Nevada Revised Statutes 78.751 and 78.7502 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by such person in connection with the action, suit or proceeding, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe such person’s conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, the Nevada Revised Statutes provide that such person must be indemnified by the Company against expenses, including attorney’s fees, actually and reasonably incurred by such person in connection with the defense.

Section 78.7502 of the Nevada Revised Statutes also provides that any discretionary indemnification, unless ordered by a court or advanced by the Company, may be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.

The Company’s articles of incorporation state that, to the fullest extent permitted by the Nevada Revised Statutes, no director shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty by such person as a director. The Company’s articles of incorporation also state that the Company may indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testate or intestate is or was a director, officer, employee or agent at the request of the Company or any predecessor to the Company or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Company or any predecessor of the Company.

The Company’s bylaws state that the Company shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of the Company), or any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor, in each case by reason of the fact that such person (or the legal representative of such person) who is or was a director or officer of the Company or any predecessor of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Further, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Section 9.6 of Article IX of the Company’s bylaws states that, to the fullest extent not prohibited by law, expenses incurred by a person who is or was a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that if applicable law requires, an advance of expenses incurred by any person in his or her capacity as a director or officer (and not in any other capacity) shall be made only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in its Bylaws. Section 9.12 of Article IX of the Company’s bylaws states that the Company may, by action of its Board of Directors, indemnify employees and other persons as though they were directors or officers of the Company.

Section 9.8 of Article IX states that the Company may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was a director, officer, employee or agent of the Company serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power or the obligation to indemnify such person against such liability under the Company’s bylaws. Section 9.7 of Article IX further states that the rights of indemnification and advancement of expenses provided by or granted pursuant to the Company’s bylaws shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Company’s articles of incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by any other law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	TURNONGREEN, INC. 2026 STOCK INCENTIVE PLAN (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement filed with the SEC on August 26. 2026)
5.1	Opinion of Kirton McConkie, PC (filed herewith)
23.1	Consent of CBIZ CPAs P.C. (filed herewith)
23.2	Consent of Marcum LLP (filed herewith)
23.3	Consent of Kirton McConkie, PC (included in Exhibit 5)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
107.0	Calculation of Filing Fee Table

Item 9. Undertakings.

1.	The Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)      That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)       Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)      Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)     Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(e)       The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 1st day of October, 2026.

TURNONGREEN, INC.

By:	/s/	Amos Kohn
Amos Kohn
Chief Executive Officer, Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amos Kohn as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or such person’s substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amos Kohn	Chief Executive Officer, Chief Financial Officer, and Chairman (Principal Executive Officer, Principal Financial Officer)	October 1, 2026
Amos Kohn

	Director	October 1, 2026
/s/ Marcus Charuvastra
Marcus Charuvastra

	Director	October 1, 2026

/s/ Douglas Gintz
Douglas Gintz